UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         April 3, 2024

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373		27-0099920
(Commission File Number)		(IRS Employer Identification No.)

5420 S. Durango Dr.
Las Vegas,	Nevada	89113
(Address of principal executive offices)		(Zip Code)
(702) 923-9000
(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

ITEM 1.01.	Entry into a Material Definitive Agreement.
On April 3, 2024 (the “Closing Date”), Las Vegas Sands Corp. (the “Borrower”) entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”), with the lenders and issuing banks from time to time party thereto and The Bank of Nova Scotia (“Scotiabank”), as administrative agent (in such capacity, the “Administrative Agent”), swingline lender and an issuing bank.
The Revolving Credit Agreement provides for a new revolving credit facility in the aggregate principal amount of $1.5 billion, which includes a $150 million sub-facility for letters of credit. The proceeds of the loans made and letters of credit issued under the Revolving Credit Agreement may be used for working capital and general corporate purposes of the Borrower and its affiliates and any other purpose not prohibited by the Revolving Credit Agreement. The outstanding loans under the Revolving Credit Agreement are scheduled to mature, and the unused commitments thereunder are scheduled to terminate, on April 3, 2029.
The loans made under the Revolving Credit Agreement will bear interest at either, at the Borrower’s option, (x) an adjusted rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate), plus an applicable margin ranging from 1.125% to 1.550% per annum, or (y) at an alternate base rate, plus an applicable margin ranging from 0.125% to 0.550% per annum, in each case, depending on the Borrower’s corporate family credit rating. Under the Revolving Credit Agreement, the Borrower must pay a commitment fee quarterly in arrears on the undrawn portion of the revolving commitments, which commitment fee ranges from 0.125% to 0.250% per annum, depending on the Borrower’s corporate family credit rating.
The Revolving Credit Agreement contains customary affirmative and negative covenants, in each case, subject to customary exceptions and thresholds, including a financial covenant limiting the Borrower and its Restricted Subsidiaries (as defined below) to a maximum consolidated net leverage ratio of 4.00 to 1.00 as of the last day of each fiscal quarter. The negative covenants include, among other things, limitations on (i) the incurrence of liens on the assets of the Borrower and certain subsidiaries (the “Restricted Subsidiaries”), (ii) the incurrence of indebtedness by the Restricted Subsidiaries, (iii) the merger, consolidation or liquidation of the Borrower or the sale of all or substantially all of the Borrower’s assets and (iv) investments in subsidiaries of the Borrower that are not Restricted Subsidiaries.
The Revolving Credit Agreement also contains customary events of default, including payment defaults, cross defaults to material debt, bankruptcy and insolvency, breaches of covenants and inaccuracy of representations and warranties, in each case subject to customary grace periods. In the case of a continuing event of default, the majority of lenders would be entitled to exercise various remedies, including the termination of any unused commitments and acceleration of any then-outstanding amounts due under the Revolving Credit Agreement.
The foregoing summary of the Revolving Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete Revolving Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 1.02.	Termination of a Material Definitive Agreement
On the Closing Date, in connection with the entry into the Revolving Credit Agreement as described in Item 1.01 above, the Borrower terminated and repaid all outstanding obligations under the then-existing Revolving Credit Agreement, dated as of August 9, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date) with the lenders and issuing banks party thereto, and Scotiabank, as administrative agent.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information set forth above in Item 1.01 is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits
10.1*†
Revolving Credit Agreement, dated as April 3, 2024, by and among Las Vegas Sands Corp., as borrower, the lenders and issuing banks from time to time party thereto and The Bank of Nova Scotia, as administrative agent, swingline lender and an issuing bank.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document
*Certain exhibits and schedules to the Revolving Credit Agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K.
†Certain identified information has been redacted from the Revolving Credit Agreement in accordance with Item 601(b)(2)(ii) or 601(b)(10)(iv) of Regulation S-K, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 3, 2024

LAS VEGAS SANDS CORP.
By:	/S/ D. ZACHARY HUDSON
Name: D. Zachary Hudson Title: Executive Vice President, Global General Counsel and Secretary